FINAL EXECUTION COPY






                         AGREEMENT AND PLAN OF MERGER

                                 by and among

                             RANGER HOLDCO, INC.

                            RANGER MERGERCO, INC.

               a wholly-owned subsidiary of RANGER HOLDCO, INC.

                                     and

                              REGISTER.COM, INC.



                          Dated as of August 9, 2005


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                              TABLE OF CONTENTS

                                                                            PAGE


ARTICLE I      The Merger; Closing; Effective Time.............................1

               1.1.  The Merger................................................1
               1.2.  Closing...................................................1
               1.3.  Effective Time............................................2

ARTICLE II     Certificate of Incorporation and By-Laws of the Surviving
               Corporation.....................................................2

               2.1.  The Certificate of Incorporation..........................2
               2.2.  The By-Laws...............................................2

ARTICLE III    Officers and Directors of the Surviving Corporation.............2

               3.1.  Directors.................................................2
               3.2.  Officers..................................................2

ARTICLE IV     Effect of the Merger on Capital Stock; Exchange of
               Certificates....................................................3

               4.1.  Effect on Capital Stock...................................3
               4.2.  Exchange of Certificates for Shares.......................3
               4.3.  Dissenters' Rights........................................5
               4.4.  Adjustments to Prevent Dilution...........................5
               4.5.  Treatment of Company Options, Stock-Based  Awards
                     and Company Warrants......................................5

ARTICLE V      Representations and Warranties of the Company...................6

               5.1.  Organization, Good Standing and Qualification.............7
               5.2.  Capitalization of the Company and its Subsidiaries........7
               5.3.  Corporate Authority; Approval and Fairness................9
               5.4.  Consents and Approvals; No Violations.....................9
               5.5.  Compliance with Laws; Licenses...........................10
               5.6.  No Default...............................................10
               5.7.  Company Reports; Financial Statements....................10
               5.8.  No Undisclosed Liabilities...............................12
               5.9.  Absence of Certain Changes or Events.....................12
               5.10. Litigation...............................................12
               5.11. Significant Contracts....................................13
               5.12. Disclosure Documents.....................................13
               5.13. Employee Benefit Plans...................................14
               5.14. Intellectual Property....................................15
               5.15. Taxes....................................................18
               5.16. Related Party Transactions...............................19


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               5.17. Illegal Payments, Etc....................................19
               5.18. Title to Property........................................20
               5.19. Insurance................................................20
               5.20. Takeover Statutes; Charter Provisions....................20
               5.21. Brokers..................................................21
               5.22. Rights Agreement.........................................21

ARTICLE VI     Representations and Warranties of Parent and Merger Sub........21

               6.1.  Organization, Good Standing and Qualification............21
               6.2.  Authority Relative to This Agreement.....................21
               6.3.  Consents and Approvals; No Violations....................22
               6.4.  Merger Sub...............................................22
               6.5.  Disclosure Documents.....................................22
               6.6.  Availability of Funds....................................22
               6.7.  Solvency of the Company Following the Merger.............23

ARTICLE VII    Covenants......................................................23

               7.1.  Interim Operations.......................................23
               7.2.  Acquisition Proposals....................................27
               7.3.  Stockholder Meeting; Proxy Material......................29
               7.4.  Reasonable Best Efforts; Cooperation.....................30
               7.5.  Access...................................................31
               7.6.  Public Announcements.....................................31
               7.7.  Employee Benefits........................................32
               7.8.  Indemnification; Directors' and Officers' Insurance......33
               7.9.  Takeover Statutes........................................34
               7.10. Voting of Shares at Stockholders Meeting.................34

ARTICLE VIII   Conditions.....................................................34

               8.1.  Conditions to the Obligations of the Company,
                     Parent and Merger Sub to Effect the Merger...............34
               8.2.  Conditions to Obligations of Parent and Merger Sub.......34
               8.3.  Conditions to Obligation of the Company..................35

ARTICLE IX     Termination....................................................36

               9.1.  Termination by Mutual Consent............................36
               9.2.  Termination by Either Parent or the Company..............36
               9.3.  Termination by the Company...............................36
               9.4.  Termination by Parent....................................37
               9.5.  Effect of Termination and Abandonment; Termination
                     Fee......................................................37

ARTICLE X      Miscellaneous and General......................................38


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                                                                            PAGE


               10.1. Non-Survival of Representations and Warranties and
                     Agreements...............................................38
               10.2. Modification or Amendment................................38
               10.3. Waiver of Conditions.....................................39
               10.4. Definitions..............................................39
               10.5. Counterparts.............................................39
               10.6. Governing Law and Venue; Waiver of Jury Trial............39
               10.7. Notices..................................................40
               10.8. Entire Agreement.........................................41
               10.9. No Third Party Beneficiaries.............................41
               10.10 Severability.............................................41
               10.11 Interpretation; Absence of Presumption...................41
               10.12 Expenses.................................................42
               10.13 Assignment...............................................43


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                         AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of August 9, 2005, by and among Ranger Holdco, Inc., a Delaware corporation ("PARENT") , Ranger Mergerco, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and Register.com, Inc., a Delaware corporation (the "COMPANY").

                                   RECITALS

          WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement, and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Sub with and into the Company on the terms and conditions set forth in this Agreement (the "MERGER") whereby each issued and outstanding share of common stock, $0.0001 par value, of the Company, together with the associated Company Rights (the "COMMON STOCK"), other than the Common Stock owned by Parent, Merger Sub or the Company (or any of their respective direct or indirect wholly owned subsidiaries) and the Dissenting Shares (as defined below), shall be converted into the right to receive the Merger Consideration (as defined below) as set forth in this Agreement;

          WHEREAS, Parent, as the sole shareholder in Merger Sub, has approved the Merger and the transactions contemplated hereby; and

          WHEREAS, Parent, Merger Sub and the Company, desire to make those representations, warranties, covenants and agreements specified herein in connection with this Agreement.

          NOW, THEREFORE, in consideration of and reliance upon the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

                                  ARTICLE I

                     THE MERGER; CLOSING; EFFECTIVE TIME

          1.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION"), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II of this Agreement. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the "DGCL").

          1.2. CLOSING. Unless otherwise mutually agreed in writing between Parent and the Company, the closing for the Merger (the "CLOSING") shall take place at the offices of O'Melveny & Myers LLP, Times Square Tower, 7 Times Square, New York, New York, at


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5:00 P.M. local time on the second business day (the "CLOSING DATE") following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.

          1.3. EFFECTIVE TIME. As soon as practicable following the Closing, Parent and the Company will cause a Certificate of Merger (the "CERTIFICATE OF Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the "EFFECTIVE TIME").

                                   ARTICLE II

                   CERTIFICATE OF INCORPORATION AND BY-LAWS
                         OF THE SURVIVING CORPORATION

          2.1. THE CERTIFICATE OF INCORPORATION. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the certificate of incorporation of the Surviving Corporation (the "CHARTER") shall be amended and restated to read the same as the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and the Charter; PROVIDED, HOWEVER, that as of the Effective Time the Charter shall provide that the name of the Surviving Corporation is "Register.com, Inc." and shall include the provisions required by Section 7.8(a) to be included therein.

          2.2. THE BY-LAWS. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the by-laws of the Surviving Corporation (the "BY-LAWS") shall be amended and restated to read the same as the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, subject to Section 7.8(a), until thereafter amended in accordance with the DGCL, the Charter of the Surviving Corporation and such By-Laws.

                                  ARTICLE III

                             OFFICERS AND DIRECTORS
                          OF THE SURVIVING CORPORATION

          3.1. DIRECTORS. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

          3.2. OFFICERS. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors


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have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

                                    ARTICLE IV

                     EFFECT OF THE MERGER ON CAPITAL STOCK;
                            EXCHANGE OF CERTIFICATES

          4.1. EFFECT ON CAPITAL STOCK. At the Effective Time, on the terms and subject to the conditions herein set forth, as a result of the Merger and without any action on the part of the holder of any capital stock of the
Company:

          (a) MERGER CONSIDERATION. Each share of the Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock (i) owned by Parent or any direct or indirect Subsidiary of Parent (collectively, the "PARENT COMPANIES"), (ii) owned by the Company or any direct or indirect Subsidiary of the Company, or (iii) shares of Common Stock (the "DISSENTING SHARES") that are owned by stockholders (the "DISSENTING STOCKHOLDERS") properly exercising and perfecting appraisal rights pursuant to
Section 262 of the DGCL (each, an "EXCLUDED COMMON SHARE" and collectively, "EXCLUDED COMMON SHARES")) shall be converted automatically into the right to receive an amount in cash, without INTEREST equal to the Merger Consideration. At the Effective Time, all shares of Common Stock shall no longer be outstanding and shares of Common Stock shall be cancelled and retired and shall cease to exist, and each certificate (a "CERTIFICATE") formerly representing any such shares of Common Stock (other than Excluded Common Shares) shall thereafter represent only the right to receive $7.81 in cash per share, without interest (the "MERGER CONSIDERATION") and any Dissenting Shares shall thereafter represent only the right to receive the applicable payments set forth in Section 4.3.

          (b) CANCELLATION OF SHARES. Each share of Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parent Companies, the Company, or any direct or indirect Subsidiary of the Company (in each case, other than such shares of Common Stock that are held on behalf of third parties) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

          (c) MERGER SUB. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

          4.2. EXCHANGE OF CERTIFICATES FOR SHARES.

          (a) PAYING AGENT. At or before the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent appointed by Parent and approved in advance by the Company (such approval not to be unreasonably withheld) (the "PAYING AGENT"), for the benefit of the holders of shares of Common Stock (other than any Excluded Common Shares, but


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only for so long as Excluded Common Shares continue to qualify as such), cash sufficient to pay the aggregate Merger Consideration in exchange for shares of Common Stock outstanding immediately prior to the Effective Time (other than Excluded Common Shares), deliverable upon due surrender of the Certificates, pursuant to the provisions of this Article IV (such cash being hereinafter referred to as the "EXCHANGE FUND").

          (b) PAYMENT PROCEDURES. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of shares of Common Stock (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the surrender of a Certificate to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check in the amount (after giving effect to any required tax withholdings, and with the aggregate amount of such payment rounded to the nearest cent) of (x) the number of shares of Common Stock represented by such Certificate multiplied by (y) the Merger Consideration and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of shares of Common Stock that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such shares of Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

          (c) TRANSFERS. At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to this Article IV.

          (d) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company entitled to Merger Consideration for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holders of shares of Common Stock (other than Excluded Common Shares) who have not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of (after giving effect to any required tax withholdings) the Merger Consideration, upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Paying Agent or any other Person shall be liable to any former holder of shares of Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.


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          (e) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any
Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in customary amount and upon such customary terms as may be required by Parent or the Paying Agent as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required tax withholdings) of the number of shares of Common Stock represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration upon due surrender of such lost, stolen or destroyed Certificate being surrendered. Any affidavit of loss presented pursuant to this
Article IV, to be deemed effective, must be in form and substance reasonably satisfactory to the Surviving Corporation.

          4.3. DISSENTERS' RIGHTS. Any Person who otherwise would be deemed a Dissenting Stockholder shall not be entitled to receive the Merger Consideration with respect to the shares of Common Stock owned by such Person unless and until such Person shall have failed to perfect or shall have effectively withdrawn or lost such Person's right to dissent from the Merger under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by
Section 262 of the DGCL with respect to shares of Common Stock owned by such Dissenting Stockholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders' rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

          4.4. ADJUSTMENTS TO PREVENT DILUTION. In the event that the Company changes the number of shares of Common Stock, or securities convertible or exchangeable into or exercisable for shares of Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change.

          4.5. TREATMENT OF COMPANY OPTIONS, STOCK-BASED AWARDS AND COMPANY WARRANTS.

          (a) On the terms and subject to the conditions herein set forth, immediately prior to the Effective Time, each stock option to purchase shares of Common Stock then outstanding (each, a "COMPANY OPTION") shall (i) if unvested, become fully vested and (ii) be converted into the right to receive, upon the exercise thereof and the payment of the exercise price, an amount in cash (without interest) equal to the Merger Consideration multiplied by each share of Common Stock subject to the portion of the Company Option so exercised. Each outstanding Company Option so converted and not exercised prior to the Effective Time shall, immediately following such conversion, be cancelled. The holder of each Company Option so cancelled with an exercise price per share of Common Stock subject to such Company Option that is less than the Merger Consideration shall be entitled to receive from Parent or the


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Company, as soon as practicable thereafter, an amount of cash (without interest)
equal to the product of (x) the total number of shares of Common Stock subject to such Company Option multiplied by (y) the excess of the amount of the Merger Consideration over the exercise price per share of Common Stock under such Company Option (with the aggregate amount of such payment rounded to the nearest cent), less applicable Taxes, if any, required to be withheld with respect to such payment. The holder of each Company Option so cancelled with an exercise price per share of Common Stock subject to such Company Option that is equal to or greater than the Merger Consideration shall not be entitled to receive any cash from Parent or the Company. From and after the Effective Time, neither the Company nor Parent shall have any obligation with respect to any Company Option except for Parent's cash payment obligation pursuant to the foregoing provisions of this Section 4.5(a).

          (b) Immediately prior to the Effective Time, each share of restricted stock (each, a "STOCK-BASED AWARD") granted under the employee and director stock plans of the Company or under any individual consultant, employee or director agreement (the "COMPANY STOCK PLANS"), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall become fully vested and be treated as an outstanding share of Common Stock under this Agreement.

          (c) On the terms and subject to the conditions herein set forth, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, or holders of warrants to acquire shares of Common Stock ("COMPANY WARRANTS"), all Company Warrants shall no longer represent the right to receive shares of Common Stock upon the due exercise thereof, and all Company Warrants shall thereafter represent the right to receive, upon due exercise thereof, an amount in cash (without interest) equal to the product of (x) the total number of shares of Common Stock subject to such Company Warrants multiplied by (y) the Merger Consideration per share of Common Stock, less applicable Taxes, if any, required to be withheld with respect to such payment. Upon surrender of such Company Warrants, such Company Warrants shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and each former holder of such Company Warrants shall cease to have any rights with respect thereto. From and after the Effective Time, neither the Company nor Parent shall have any obligation with respect to any Company Warrant except for Parent's and the Company's cash payment obligation pursuant to the foregoing provisions of this Section 4.5(c).

          (d) Prior to the Effective Time, the Company shall take such actions or cause such actions to be taken as are necessary or advisable to implement the transactions contemplated by this Section 4.5.

                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as set forth in the disclosure schedule delivered by the Company to Parent on the date hereof (the "COMPANY DISCLOSURE SCHEDULE"), the Company hereby represents and warrants to Parent and Merger Sub as follows:


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          5.1. ORGANIZATION, GOOD STANDING AND QUALIFICATION. Each of the
Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). The Company has heretofore delivered or made available to Parent accurate and complete copies of the Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws and other organizational documents, as currently in effect, of the Company and each of its Subsidiaries.

          As used in this Agreement, (i) "SUBSIDIARY" shall mean, with respect to any party, any corporation, limited liability company, partnership or similar entity, whether domestic or foreign to the United States, of which (x) such party or any other Subsidiary of such party is a general partner or (y) at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries and
(ii) the term "COMPANY MATERIAL ADVERSE EFFECT" shall mean any change, circumstance, event or occurrence (each, an "EVENT") that is reasonably expected to: (A) be materially adverse to the business, condition (financial or otherwise, but excluding prospects) or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) prevent or delay beyond the Termination Date the ability of the Company to consummate the transactions contemplated hereby or to perform its obligations hereunder; other than, in the case of clause (A), any such Event to the extent resulting from (1) an Event generally affecting the industries in which the Company or its Subsidiaries operate, other than an Event that has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, (2) the economy, the financial or securities markets in general, or political conditions in the United States or any acts of terrorism, military actions or war, other than an Event that has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, or (3) the announcement or pendency of this Agreement or the transactions contemplated hereby.

          5.2. CAPITALIZATION OF THE COMPANY AND ITS SUBSIDIARIES.

          (a) The authorized capital stock of the Company consists of 205,000,000 shares of capital stock, including 200,000,000 shares of Common Stock, of which 25,132,077 shares of Common Stock were issued and outstanding as of the close of business on August 5, 2005, 5,000,000 shares of Preferred Stock, par value $0.0001 per share ("PREFERRED STOCK"), none of which Preferred Stock is outstanding as of the date hereof (including 1,917,000 shares of Series A Junior Participating Preferred Stock, par value $0.0001 per share, reserved for issuance in connection with the exercise of preferred stock purchase rights (the "COMPANY RIGHTS") issued pursuant to that certain Rights Agreement, dated October 28, 2002, by and between the Company and American Stock Transfer & Trust (the "RIGHTS AGREEMENT")). All of the outstanding shares of Common Stock have been duly authorized and validly issued and are fully

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paid and nonassessable. The Company has no shares of Common Stock or Preferred
Stock reserved for or otherwise subject to issuance, except that (i) as of the close of business on August 5, 2005, there were (x) 3,799,499 shares of Common Stock subject to issuance pursuant to options and (y) 7,000 shares of Common Stock or Common Stock equivalents subject to Stock-Based Awards, in each case outstanding under the plans of the Company identified in Section 5.2 of the Company Disclosure Schedule or the Company Stock Plans and (ii) as of the date hereof, there are 11,343 shares of Common Stock issuable pursuant to Company Warrants. Each of the outstanding shares of capital stock or other ownership interests of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly owned Subsidiary of the Company, in each case free and clear of any Lien. Except as set forth above, there are no registration rights or preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind which obligate the Company or any of its Subsidiaries to register, issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from the Company or any of its Subsidiaries, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. For purposes of this Agreement, "LIEN" means, with respect to any asset (including any security) any option, claim, mortgage, lien, pledge, charge, security interest or encumbrance or restrictions of any kind in respect of such asset.

          (b) Section 5.2(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the number of shares of Common Stock subject to such Company Option; (ii) the exercise price of such Company Option; and (iii) whether such Company Option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code. Section 5.2(b) of the Company Schedule sets forth the following information with respect to each Company Warrant outstanding as of the date of this Agreement: (i) the number of shares of Common Stock subject to such Company Warrant; (ii) the exercise price of such Company Warrant; and (iii) the date on which such Company Warrant expires.

          (c) Section 5.2(c) of the Company Disclosure Schedule sets forth the name of each Person (other than direct and indirect wholly-owned Subsidiaries) in which the Company or any of its Subsidiaries owns any equity or similar interest in or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business as of the date of this Agreement, that Person's jurisdiction of incorporation or organization and the percentage of and kind of interest owned.

          (d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of any of the capital stock of the Company or any of the Subsidiaries. Other than as set forth on Section 5.2 of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is obligated under any registration rights or similar agreements to register any shares of capital stock of the Company or any of its Subsidiaries on behalf of any Person.

          5.3. CORPORATE AUTHORITY; APPROVAL AND OPINION OF COMPANY'S FINANCIAL Advisor.

          (a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to adoption of this Agreement by its stockholders by the Company Requisite Vote, and to consummate the Merger. The affirmative vote of a majority of the outstanding shares of Common Stock (such affirmative vote, the "COMPANY REQUISITE VOTE"), is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt, approve or authorize this Agreement, the Merger and the other transactions contemplated hereby. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms except for (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally and (ii) the effect of equitable principles of general application.

          (b) The Company Board has (i) upon recommendation by a committee of independent directors (the "COMMITTEE"), by unanimous vote of the directors (except for director James Mitarotonda, who abstained from the vote), duly approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby; (ii) received the opinion of its financial advisor, Credit Suisse First Boston LLC, addressed to the Company Board, to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the holders of shares of Common Stock (other than the Parent Companies) is fair from a financial point of view to such holders (other than certain affiliates and associates of Barington Companies Equity Partners, L.P.); (iii) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the holders of shares of Common Stock; (iv) resolved to recommend adoption of this Agreement to the holders of shares of Common Stock (such recommendations being the "RECOMMENDATION"); and (v) directed that this Agreement be submitted to the holders of shares of Common Stock for their adoption.

          5.4. CONSENTS AND APPROVALS; NO VIOLATIONS. No material filing with or notice to, and no material permit, authorization, registration, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency, authority or other entity (a "GOVERNMENTAL ENTITY") is required on the part of the Company or any of its Subsidiaries for the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except (i) pursuant to the applicable requirements of the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder the "EXCHANGE ACT"),
(ii) the filing of the Certificate of Merger pursuant to the DGCL, (iii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") or (iv) compliance with any applicable requirements of laws, rules and regulations in other foreign jurisdictions governing antitrust or merger control matters. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (A) conflict with or result in any breach, violation or infringement of any provision of the respective certificate of incorporation or by-laws (or similar governing documents) of the Company or of any its Subsidiaries, (B) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation, whether written or oral (each a "CONTRACT"), to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, (C) change the rights or obligations of any party under any Contract, or (D) violate or infringe any order, writ, injunction, judgment, arbitration award, agency requirement, decree, law, statute, ordinance, rule or regulation, concession, franchise, permit, license or other governmental authorization or approval (each a "LAW") applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except in the case of (B) or (C) for breaches, violations, infringements, defaults or changes which would not, individually or in the aggregate, have a Company Material Adverse Effect.

          5.5. COMPLIANCE WITH LAWS; LICENSES. The businesses of each of the Company and its Subsidiaries have not been conducted in violation of any federal, state, local or foreign Laws, except for such violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the officers of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its Subsidiaries each has all material governmental permits, licenses, franchises, variances, exemptions, orders issued or granted by a Governmental Entity and all other authorizations, consents and approvals issued or granted by a Governmental Entity necessary to conduct the business of the Company and its Subsidiaries as conducted as of the date hereof (the "MATERIAL LICENSES"). There is not pending or, to the knowledge of the officers of the Company, threatened before any Governmental Entity any proceeding, notice of violation, order of forfeiture or complaint or investigation against the Company or any of its Subsidiaries relating to ny Material License.

          5.6. NO DEFAULT. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its certificate of incorporation or by-laws (or similar governing documents), (ii) any Contract to which the Company or any of its Subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound, or (iii) any Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets, except in the case of clause (ii) or (iii) of this sentence for violations, breaches or defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.

          5.7. COMPANY REPORTS; FINANCIAL STATEMENTS.

          (a) The Company has made available to Parent each registration statement, report, proxy statement or information statement prepared by it since December 31, 2004 (the "AUDIT DATE"), including (i) the Company's Annual Report on Form 10-K for the year ended

December 31, 2004, and (ii) the Company's Quarterly Reports on Form 10-Q for the period ended March 31, 2005, each in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission ("SEC"). The Company has filed and furnished all forms, statements, reports and documents required to be filed or furnished by it with the SEC pursuant to applicable securities statutes, regulations, policies and rules since January 1, 2004 (the forms, statements, reports and documents filed since January 1, 2004, and those filed subsequent to the date of this Agreement, and as amended prior to the date hereof, the "COMPANY REPORTS"). The Company Reports were prepared in all material respects in accordance with the applicable requirements of the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder (the "SECURITIES ACT"), the Exchange Act and complied in all material respects with the then applicable accounting standards. As of their respective dates (and, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. There are no outstanding comment letters or requests for information from the SEC with respect to any Company Report that have been received by the Company.

          (b) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) filed prior to the date of this Agreement fairly presents, and, if filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of the Company or any other entity included therein and their respective Subsidiaries, as of its date, and each of the consolidated statements of operations, cash flows and changes in shareholders' equity included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, and, if filed after the date of this Agreement, will fairly present, in all material respects, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company or any other entity included therein and their respective Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein. As of the date hereof, the Company does not intend to restate any of the financial statements contained in the Company Reports filed prior to the date hereof.

          (c) The Company is in compliance in all material respects with the published rules and regulations of the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder ("SOX") applicable to it. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, "extensions of credit" to directors or executive officers within the meaning of Section 402 of SOX.

          (d) The Company (i) maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Company's auditors and the audit committee of the Company Board and on Section 5.7 of the Company Disclosure Schedule (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.

          (e) Since the Audit Date through the date hereof, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the officers of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and
(ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

          5.8. NO UNDISCLOSED LIABILITIES. Except for (i) liabilities and obligations disclosed, reserved against or provided for in the last audited balance sheet of the Company as of December 31, 2004 or in the notes thereto,
(ii) liabilities and obligations disclosed, reserved against or provided for in the last interim unaudited financial statements of the Company as of March 31, 2005 or in the notes thereto, (iii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since March 31, 2005,
(iv) liabilities and obligations under this Agreement or (v) other liabilities or obligations which are not material in amount to the Company and its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries has any liabilities (whether accrued, contingent, absolute, determined, determinable or otherwise) of a nature required to be set forth, reserved against or disclosed in a consolidated balance sheet of the Company prepared in accordance with GAAP. The Company has no indebtedness for borrowed money.

          5.9. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Audit Date, there has not been any Company Material Adverse Effect or any Event which would, individually or in the aggregate, have or result in a Company Material Adverse Effect, and since the Audit Date and through the date hereof, the Company and its Subsidiaries have conducted their business only in the ordinary course of such businesses in all material respects.

          5.10. LITIGATION. There is no civil, criminal or administrative suit, claim, hearing, inquiry, action, proceeding or investigation (each an "ACTION") pending or, to the knowledge of the Company, threatened against, affecting or involving the Company or any of its Subsidiaries or any of their respective properties or assets, or which would make the Company or any of its Subsidiaries a party in such Action, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. To the knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree. Section 5.10 of the Company Disclosure Schedule sets forth each pending or, to the knowledge of the Company as of the date hereof, threatened Action.

          5.11. SIGNIFICANT CONTRACTS. True and correct copies have been made available to Parent of all contracts, agreements, guarantees, notes, mortgages, indentures, leases, licenses or other obligations (each a "CONTRACT") to which the Company or any of its Subsidiaries is a party and which fall within any of the following categories: (A) any Contract relating to indebtedness for borrowed money or any financial guaranty; (B) any Contract that limits the ability of the Company or any of its Subsidiaries to compete in any business line or in any geographic area; (C) any material Contract that is terminable by the other party or parties upon a change in control of the Company or any of its Subsidiaries;
(D) any Contract that requires aggregate future expenditures or guaranteed receipts by the Company or any of its Subsidiaries of more than $400,000 in any one-year period; (E) any material Contract with respect to any Intellectual Property (other than customer contracts); (F) any Contract that by its terms limits the payment of dividends or other distributions by the Company or any of its Subsidiaries; (G) any joint venture or partnership agreement; (H) any Contract that grants any right of first refusal or right of first offer or similar right or that purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of a material amount of assets or any material business; (I) any credit card association agreements; (J) any material Lease; and (K) any Contract required to be described in any Company Report (the "SIGNIFICANT CONTRACTS"). Section 5.11 of the Company Disclosure Schedule sets forth a true and complete list of the Significant Contracts. The Significant Contracts are in full force and effect and, upon consummation of the Merger, shall continue in full force and effect without penalty, acceleration, termination, repurchase right or other adverse consequence. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party, is in breach of or in default under any such Contract, except for such breaches and defaults as would not, individually or in the aggregate, have a Company Material Adverse Effect.

          5.12. DISCLOSURE DOCUMENTS. The proxy statement and all related SEC filings (the "PROXY MATERIALS") relating to the Merger and the other transactions contemplated hereby, to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the Company stockholders will not, at the date first mailed to shareholders of the Company or at the time of the Stockholders Meeting (other than with respect to any information supplied by Parent or Merger Sub for inclusion therein) contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company will cause the Proxy Materials to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto. No representation is made by the Company with respect to statements made in the Proxy Materials based on information supplied by Parent or Merger Sub specifically for inclusion therein.

          5.13. EMPLOYEE BENEFIT PLANS.

          (a) Section 5.13 of the Company Disclosure Schedule sets forth a complete list of all material "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other employee benefit or compensation plans, policies, agreements, programs, and arrangements, written or unwritten and including any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, policy, agreement, program or arrangement, that are sponsored or maintained by the Company, any Subsidiary of the Company or to which the Company or any Subsidiary of the Company is a party or obligated to contribute, or with respect to which the Company or any of its Subsidiaries has any material liability, contingent or otherwise. Each plan, policy, agreement, program or arrangement required to be set forth on Section 5.13 of the Company Disclosure Schedule pursuant to the foregoing is referred to herein as a "BENEFIT PLAN."

          (b) True, correct and complete copies of the following documents, with respect to each Benefit Plan, have been delivered or made available to Parent by the Company: (i) the Benefit Plan document (or a summary of any unwritten Benefit Plan) and related trust documents, insurance contract or other funding vehicle, and any amendments to the any of the foregoing; (ii) if applicable, the most recent Annual Report (Form 5500 Series) and accompanying schedules; (iii) if applicable, the current summary plan description, together with any summary or summaries of material modifications thereto; (iv) if applicable, the most recent annual financial report and/or actuarial valuation; (v) all material correspondence to or from any Governmental Entity received in the last three years; and (vi) all material written agreements and contracts currently in effect, including administrative service agreements, group annuity contracts and group insurance contracts.

          (c) Neither the Company nor any Subsidiary of the Company is or will be required to provide medical or other welfare benefits to employees, directors, former employees, former directors, or retirees after their termination of employment or service, other than pursuant to applicable Law or individual agreements that are not material.

          (d) Each Benefit Plan that is intended to qualify under Section 401 of the Code, and each trust maintained pursuant thereto, has received a currently effective favorable determination letter from the Internal Revenue Service, and no circumstances exist and no events have occurred with respect to the operation of any such Benefit Plan that would be reasonably expected to cause the loss of such qualification.

          (e) All Benefit Plans have been maintained and administered, in all material respects, in accordance with their terms and in accordance with all applicable Laws (including ERISA and the Code). There are no pending or threatened claims against or with respect to any of the Benefit Plans, any related trusts, any Benefit Plan sponsor or plan administrator, or any fiduciary of the Benefit Plans with respect to the operation of such plans (other than routine benefit claims), except for such claims as would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in all material respects in accordance with all applicable Laws, (ii) if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

          (f) Section 5.13 of the Company Disclosure Schedule sets forth any contract, plan or arrangement covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by the Company or such Subsidiary by reason of Section 280G of the Code. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone of in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former director or current or former employee of the Company or any of its Subsidiaries under any Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits, or (iv) trigger any obligation to fund any Benefit Plan. For purposes of this Section, the term "payment" shall include any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits.

          (g) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, no plan currently or in the past six years maintained, sponsored, contributed to or required to be contributed to by the Company, any of its Subsidiaries, or any of their respective current or former ERISA Affiliates is or in the past six years was (1) a "multiemployer plan" as defined in Section 3(37) of ERISA, (2) a plan described in Section 413 of the Code, (3) a plan subject to Title IV of ERISA, (4) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (5) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. The term "ERISA Affiliate" means any Person that, together with the Company or any of its Subsidiaries, would be deemed a "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the Code.

          (h) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is subject to any liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. The Company and its Subsidiaries have complied with all applicable health care continuation requirements in Section 4980B of the Code and in ERISA. No "Prohibited Transaction," within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under
Section 408 of ERISA, has occurred with respect to any Benefit Plan.

          5.14. INTELLECTUAL PROPERTY.

          (a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) all Owned Intellectual Property is valid and subsisting, (ii) no Owned Intellectual Property is subject to any outstanding order, judgment or decree adversely affecting the use thereof or rights thereto, as applicable, and (iii) the Company is the exclusive owner of all Owned Intellectual Property free of any Lien. Neither the Company nor any of its

Subsidiaries has granted or agreed to grant any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that is material Owned Intellectual Property, to any third Person.

          (b) The Owned Intellectual Property together with the Licensed-In Intellectual Property constitutes all of the Intellectual Property necessary to the conduct of the business of the Company and its Subsidiaries in all material respects as conducted as of the date hereof. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, no Owned Intellectual Property, Contract for Intellectual Property or Contract for IT Assets has lapsed, expired or been abandoned or cancelled, or is subject as of the date hereof to any pending, or threatened, opposition, cancellation, interference, public protest or other proceeding and no such item, requires within six months immediately following the date of this Agreement that any material action to taken to maintain or preserve such item.

          (c) Section 5.14(c) of the Company Disclosure Schedule lists all Company Registered IP as of the date hereof and the jurisdiction(s) in which each such item of Company Registered IP was or is filed or registered, including the respective application or registration numbers and dates. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each item of Company Registered IP is in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and is, to the Company's knowledge as of the date hereof, valid and subsisting.

          (d) To the best of the Company's knowledge, the Company Products and Services and the conduct of the business by the Company and its Subsidiaries have not infringed and do not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third Person. Except as set forth on Section 5.4(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received at any time within the past 36 months in writing any charge, complaint, claim, demand or notice of any material legal action against the Company or any indemnitee of the Company concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Owned Intellectual Property, Licensed-In Intellectual Property, Company Products and Services or IT Assets.

          (e) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, in the past 24 months, neither the Company nor any of its Subsidiaries has brought any actions or lawsuits alleging (i) infringement of any of the Owned Intellectual Property or (ii) breach of any Contract authorizing another Person to use the Owned Intellectual Property or Company Products and Services, and, to the Company's knowledge as of the date hereof, there is no infringement of any Owned Intellectual Property or material breach of any Contract authorizing another Person to use the Owned Intellectual Property.

          (f) Other than licenses for Public Software, Section 5.14(f) of the Company Disclosure Schedule lists all material Contracts to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any Licensed-In Intellectual Property that is incorporated into or material to the development, support and distribution of Company Products and Services that the Company or its Subsidiaries offer or support as of the date hereof. No Public Software has been used in the operation of the business of the Company and its Subsidiaries in a manner which would require that source code to be distributed to the public or made available at no charge. The Company has delivered or made available to Parent copies of all Contracts identified above.

          (g) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the execution, delivery and performance by the Company of the transactions contemplated by this Agreement will not alter, impair, diminish, result in the payment of material additional amounts or material royalties for or result in the loss of any rights or interests of the Company in any Owned Intellectual Property or any IT Assets.

          (h) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries have taken reasonable steps to protect and preserve their respective trademarks patents and, to the knowledge of the Company, have taken reasonable steps to protect and preserve the confidentiality of confidential information and trade secrets. The Company and its Subsidiaries have and enforce a policy requiring each employee and consultant of the Company or any of its Subsidiaries to execute a proprietary rights and confidentiality agreement substantially in the forms provided to Parent.

          As used herein,

          (1) "COMPANY PRODUCTS AND SERVICES" means all products or services sold, distributed or otherwise made available to customers by the Company or any of its Subsidiaries as of the date hereof.

          (2) "COMPANY REGISTERED IP" means all Intellectual Property that is the subject of an application, certificate, filing, or registration issued by, filed with, or recorded by, any U.S. or foreign government or other Governmental Entity, and that is owned by, filed in the name of, or applied for by, the Company or any of its Subsidiaries, in each case, as of the date hereof.

          (3) "COMPUTER SOFTWARE" means all computer software and databases (including source code, object code and all related documentation).

          (4) "INTELLECTUAL PROPERTY" means, collectively, all United States and foreign (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a's, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) all patents and registrations and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues;
     (iii) material trade secrets and confidential information and proprietary know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs and supplier lists; and (iv) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof..

          (5) "IT ASSETS" means ownership license rights for use of the computers, Computer Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and elements, and associated documentation, in each case, which are necessary for the operation of the business of the Company or any of its Subsidiaries as conducted as of the date hereof.

          (6) "LICENSED-IN INTELLECTUAL PROPERTY" means the Intellectual Property which is licensed to or otherwise made available for use by the Company or any of its Subsidiaries as of the date hereof pursuant to any Contracts for Intellectual Property.

          (7) "OWNED INTELLECTUAL PROPERTY" means the Intellectual Property owned by the Company or any of its Subsidiaries as of the date hereof, including any such Intellectual Property created by the Company or any of its Subsidiaries, employees or contractors and excluding, for the avoidance of doubt, any Licensed-In Intellectual Property.

          (8) "PUBLIC SOFTWARE" means any Computer Software that contains, or is derived in any manner (in whole or in part) from, any Computer Software that is distributed as free software, open source software or no-license-cost software (e.g., Linux, Jboss) , including software licensed or distributed under any of the following licenses or distribution models:
     (i) GNU's General Public License (GPL) or Lesser General Public License
     (LGPL), (ii) Open Source Initiative certified software license (iii) the Mozilla Public License, (iv) the Sun Community Source License (SCSL), (v) the BSD License, and (vi) the Apache License.

          5.15. TAXES. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

          (a) The Company and each of its Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate.

          (b) Other than Taxes not yet due and payable or for which adequate reserves have been provided on the financial statements contained in the Company Reports, the Company and each of its Subsidiaries have paid or caused to be paid all Taxes that are required to be paid and have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, stockholder, creditor or other third party.

          (c) All deficiencies asserted in writing or assessments made as a result of any examinations or other audits by federal, state, local or foreign taxing authorities have been paid in full, settled, or adequately provided for in the financial statements contained in the Company Reports filed on or prior to the date of this Agreement. Neither the Company nor any of its Subsidiaries executed any unexpired waiver of any statute of limitations on or extension of any period for the assessment or collection of any Tax. No audit or other examination of any Tax Return of the Company or any of its Subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination and no adjustment relating to any Tax Returns filed or required to be filed by the Company or any of its Subsidiaries has been proposed in writing by any Tax authority to the Company or any of its Subsidiaries.

          (d) Neither the Company nor any of its Subsidiaries has ever been a member of a group filing a consolidated, unitary, combined or similar Tax Return (other than Tax Returns which include only the Company and any of its Subsidiaries) under any federal, state, local or foreign law. No written claim has ever been made by a Tax authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax return that any of the Company or its Subsidiaries is or may be subject to a Tax liability in that jurisdiction.

          (e) The Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

          (f) Neither the Company nor any of its Subsidiaries has been a party to a "reportable transaction," as such term is defined in Treasury Regulations
Section 1.6011-4(b)(1), a transaction that is or is substantially similar to a "listed transaction," as such term is defined in Treasury Regulations Section 1.6011-4(b)(2) or any other transaction requiring disclosure under analogous provisions of state or local Tax law.

For purposes of this Agreement (i) the term "TAX" or "TAXES" means all federal, state, local and foreign income, profits, franchise, gross receipts, stamp, payroll, employment, use, property, withholding, excise, and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, and (ii) the term "TAX RETURN" means all returns and reports required to be filed with, or supplied to, any federal, state, local or foreign tax authority with respect to Taxes. It is agreed and understood that the only representations and warranties provided by the Company hereunder regarding Taxes are Sections 5.13 and 5.15.

          5.16. RELATED PARTY TRANSACTIONS. Except as set forth in the Company Reports filed prior to the date hereof, no director, officer or controlled affiliate of the Company (a) has outstanding any material indebtedness or other similar obligations to the Company or any of its Subsidiaries, (b) owns any material direct or indirect interest of any kind (other than the ownership of less than 5% of the stock of a publicly traded company) in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to materially participate in the management, operations or profits of, any Person or entity which is a party to any material transaction to which the Company or any of its Subsidiaries is a party or (c) is otherwise a party to any material contract, arrangement or understanding with the Company or any of its Subsidiaries.

          5.17. ILLEGAL PAYMENTS, ETC. In the conduct of their business, neither the Company nor any of its Subsidiaries has, nor has any of their respective directors, officers, employees or agents, (a) directly or indirectly, given, or agreed to give, any gift, contribution, payment or similar benefit that is or was illegal under applicable Law to any supplier, customer, governmental official or other Person who was, is or may be in a position to help or hinder the Company or any of its Subsidiaries (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any contribution that is or was illegal under applicable Law, or reimbursed any political gift or contribution that is or was illegal under applicable Law made by any other person, to any candidate for federal, state, local or foreign public office or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

          5.18. TITLE TO PROPERTY.

          (b) Neither the Company nor any of its Subsidiaries owns any real property as of the date hereof. Section 5.18 of the Company Disclosure Schedule sets forth as of the date hereof a list of all real property currently leased by the Company and any of its Subsidiaries, the name of the lessor, the date of the lease and each amendment thereto (the "LEASES"). Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) all the Leases are in full force and effect without penalty, acceleration, termination, repurchase right or other adverse consequence on account of the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, and (ii) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party, is in breach of or in default under any such Lease.

          (c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect , the Company and each of its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its properties and assets, real, personal and mixed, used or held for use in its business, free and clear of all Liens except for (i) Liens for Taxes not yet due and payable and (ii) statutory Liens which arise in the ordinary course of business, are not material in amount and do not materially impair the Company's or its Subsidiaries' ownership or use of such properties and assets.

          5.19. INSURANCE. Section 5.19 of the Company Disclosure Schedule lists all insurance policies covering the assets, business, equipment, properties, operations, employees, directors and officers, and product warranty and liability claims that the Company maintains for itself and its Subsidiaries as of the date hereof. All such insurance policies are in full force and effect in all material respects, all premiums due and payable thereon have been paid, and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms and conditions of such policies.

          5.20. TAKEOVER STATUTES; CHARTER PROVISIONS. The Company Board, upon recommendation by the Committee, has approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger and this Agreement the limitations on business combinations contained in any restrictive provision of any "fair price," "moratorium," "control share acquisition," "interested stockholder" or other similar anti-takeover statute or regulation (including Section 203 of the DGCL to the extent applicable) ("TAKEOVER STATUTE") or restrictive provision of any applicable anti-takeover provision in the Company's Amended and Restated Certificate of Incorporation or By-laws. No other state takeover statute or similar statute or regulation or other comparable takeover provision of the Company's Amended and Restated Certificate of Incorporation or Amended and Restated By-Laws applies to the Merger, this Agreement or any of the transactions contemplated by this Agreement.

          5.21. BROKERS. No broker, finder or investment banker (other than Credit Suisse First Boston LLC) is entitled to any brokerage, finders' or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished Parent with a complete and correct copy of all agreements between the Company and Credit Suisse First Boston LLC pursuant to which such firm would be entitled to any fee or commission relating to the transactions contemplated hereby.

          5.22. RIGHTS AGREEMENT. The Company or the Company Board, as the case may be, has (a) taken all necessary actions so that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a "Distribution Date" (as defined in the Rights Agreement) or "Share Acquisition Date" or result in Parent being an "Acquiring Person" (as defined in the Rights Agreement) and (b) amended the Rights Agreement to (i) render it inapplicable to this Agreement and the transactions contemplated hereby and (ii) provide that the "Final Expiration Date" (as defined in the Rights Agreement) shall occur immediately prior to the Closing.

                                   ARTICLE VI

                        REPRESENTATIONS AND WARRANTIES
                           OF PARENT AND MERGER SUB

          Parent and Merger Sub hereby represent and warrant to the Company as follows:

          6.1. ORGANIZATION, GOOD STANDING AND QUALIFICATION. Each of Parent and Merger Sub is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has heretofore delivered or made available to the Company accurate and complete copies of the Certificate of Incorporation and By-Laws (or similar governing documents), as currently in effect, of Parent and Merger Sub.

          6.2. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Merger Sub has all necessary corporate power and authority, and has taken all action necessary, to execute, deliver and perform under this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub, and assuming due authorization, execution and delivery hereof by the Company, constitutes a valid, legal and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms except for (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally and (ii) the effect of equitable principles of general application.

          6.3. CONSENTS AND APPROVALS; NO VIOLATIONS. No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Parent or Merger Sub or any of their Subsidiaries for the execution, delivery and performance by Parent and Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, other than (i) pursuant to the applicable requirements of the Securities Act and the Exchange Act, (ii) the filing of the Certificate of Merger pursuant to the DGCL, (iii) compliance with the HSR Act, or (iv) compliance with any applicable requirements of laws, rules and regulations in other foreign jurisdictions governing antitrust or merger control matters. Neither the execution, delivery and performance of this Agreement by Parent or Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby will (A) conflict with or result in any breach, violation or infringement of any provision of the respective certificate of incorporation or by-laws (or similar governing documents) of Parent or Merger Sub, (B) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party or by which any of them or any of their respective properties or assets may be bound, (C) change the rights or obligations of any party under any Contract, or (D) violate or infringe any Law applicable to Parent or Merger Sub, except in the case of (B) or (C) for breaches, violations, infringements, defaults or changes which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

          6.4. MERGER SUB. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

          6.5. DISCLOSURE DOCUMENTS. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion in the Proxy Materials , at the date it is first mailed to stockholders of the Company or at the time of the Stockholders Meeting contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; PROVIDED, HOWEVER, that this representation and warranty shall not apply to any information so provided by Parent or Merger Sub that subsequently changes or becomes incomplete or incorrect to the extent such changes or failure to be complete or correct are promptly disclosed to the Company, and Parent and Merger Sub reasonably cooperate with the Company in preparing, filing or disseminating updated information to the extent required by Law.

          6.6. AVAILABILITY OF FUNDS. Parent shall have available at the Effective Time sufficient funds to enable it to consummate the Merger. Parent and Merger Sub have delivered to the Company true and complete copies of a binding commitment letter from Vector Capital Corporation, dated as of the date hereof (the "EQUITY FINANCING COMMITMENT LETTER," and the financing to be provided thereunder, the "ACQUISITION FINANCING" ). The proceeds from such Acquisition Financing, together with the cash of the Company immediately after the Closing, constitute all of the financing required to be provided by Parent and Merger Sub for the consummation of the Merger and the transactions contemplated by this Agreement, including any funds necessary to pay the Merger Consideration upon consummation of the Merger. The obligations to fund pursuant to the Equity Financing Commitment Letter are not subject to any condition other than as set forth in the Equity Financing Commitment Letter. As of the date hereof, the Equity Financing Commitment Letter is in full force and effect and has not been withdrawn or terminated or otherwise amended or modified in any respect.

          6.7. SOLVENCY OF THE COMPANY FOLLOWING THE MERGER. As of the date hereof, to the knowledge of Parent and Merger Sub, immediately after the Effective Time and after giving effect to the Merger and the transactions contemplated by this Agreement and assuming (w) the accuracy of the Company's representations and warranties contained in Article V of this Agreement, (x) compliance by the Company of its obligations under this Agreement, (y) the projections of performance of the Company and each of its Subsidiaries provided by the Company to Parent reflect the actual future performance of the Company and each of its Subsidiaries and (z) the accuracy and completeness in all material respects of the due diligence materials provided to Parent prior to the date hereof by or on behalf of the Company, to the extent such materials relate to financial matters and solvency, the Company and each of its Subsidiaries will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred debts beyond its ability to pay as they become due.

                                  ARTICLE VII

                                   COVENANTS

          7.1. INTERIM OPERATIONS.

          (a) Except as set forth in the corresponding section of the Company Disclosure Schedule (including the capital expenditure, spending and other budgets contained therein) or otherwise as expressly provided hereby, subject to applicable law, the Company covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement until the Effective Time, the business of it and its Subsidiaries shall be conducted only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of the Company and its Subsidiaries. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, the Company will not and will not permit its Subsidiaries to (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed):

                    (i) adopt or propose any change in its certificate of incorporation or by-laws (or similar governing documents);

                    (ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly-owned Subsidiaries of the Company that are not obligors or guarantors of third party indebtedness;

                    (iii) acquire assets from any other Person with a value or purchase price in the aggregate in excess of $500,000 other than acquisitions pursuant to Contracts to the extent in effect immediately prior to the execution of this Agreement (other than any such Contract that is a Significant Contract but is not listed on Section 5.11 of the Company Disclosure Schedule or a true and correct copy of which was not previously made available to Parent prior to the date hereof);

                    (iv) other than pursuant to Contracts to the extent in effect as of immediately prior to the execution of this Agreement and set forth in Section 7.1(a)(iv) of the Company Disclosure Schedule, and other than the issuance of shares of Common Stock upon the exercise of outstanding Company Options or Company Warrants and pursuant to other Stock-Based Awards granted under other Company equity-based compensation plans, in each case, outstanding on the date hereof, disclosed pursuant to Section 5.2 and in accordance with their terms, issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary), or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

                    (v) create or incur any Lien on assets of the Company or any of its Subsidiaries that is material, individually or in the aggregate, to the Company;

                    (vi) other than pursuant to Contracts to the extent in effect as of immediately prior to the execution of this Agreement and set forth in Section 7.1(a)(vi) of the Company Disclosure Schedule, make any loan, advance or capital contribution to or investment in any Person (other than a wholly-owned Subsidiary of the Company) in excess of $10,000 in the aggregate;

                    (vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary of the Company to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company and periodic dividends and other periodic distributions by non-wholly-owned Subsidiaries in the ordinary course of business consistent with past practice) or enter into any agreement with respect to the voting of its capital stock;

                    (viii) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock except the acceptance of shares of Company Common Stock as payment of the exercise price of stock options or for withholding taxes incurred in connection with the exercise of Company Stock Options or the vesting of restricted stock or other Company Stock-Based Awards, in each case in accordance with past practice and the terms of the applicable award;

                    (ix) waive any stock repurchase rights; accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans; or authorize cash payments in exchange for any options granted under any of such plans (other than pursuant to cashless exercise provisions in effect on the date hereof);

                    (x) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, issue or sell any securities or warrants or other rights to acquire any security of the Company or any of its Subsidiaries, or enter into any "keep well" or other agreement to maintain any financial statement condition, except, in the case of each of the foregoing, arrangements by and between any direct or indirect wholly-owned Subsidiary of the Company and the Company or any other direct or indirect wholly-owned Subsidiary of the Company;

                    (xi) make or authorize any capital expenditure, except as disclosed in Section 7.1(a) of the Company Disclosure Schedule, or any operating expenditure other than in the ordinary course of business and consistent with the operating budgets disclosed in Section 7.1(a) of the Company Disclosure Schedule;

                    (xii) other than as otherwise permitted by this Agreement, enter into any Contract that would have been a Significant Contract had it been entered into prior to the execution of this Agreement;

                    (xiii) amend or modify in any material respect, or terminate or waive any material right or benefit under, any Significant Contract;

                    (xiv) except as required by GAAP or the applicable Law, make any change in financial accounting methods, principles or practices;

                    (xv) settle any litigation or other proceedings before or threatened to be brought before a Governmental Entity for an amount in excess of $50,000 or which would be reasonably likely to have any adverse impact on the operations of the Company or any of its Subsidiaries or on any current or future litigation or other proceeding of the Company or any of its Subsidiaries;

                    (xvi) pay, discharge, settle or satisfy any liabilities or obligations of any nature, other than any payment, discharge, settlement or satisfaction (A) required by applicable Law, (B) in the ordinary course of business or (C) in accordance with their terms, of liabilities or obligations recognized or disclosed in the most recent financial statements (or the notes thereto) of the Company included in the Company Reports or incurred since the Audit Date;

                    (xvii) waive the benefits of, agree to modify in any manner, terminate, release any person from, or knowingly fail to use reasonable efforts to enforce, the confidentiality or nondisclosure provisions of any Significant Contract to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a named third party beneficiary;

                    (xviii) cancel or fail to use commercially reasonable efforts to renew, without reasonable substitutes, any insurance policy naming the Company or any of its Subsidiaries as a beneficiary or loss payee;

                    (xix) sell, lease, license, or otherwise dispose of any assets of the Company or its Subsidiaries except for ordinary course sales of products or services provided in the ordinary course of business consistent with past practice or obsolete assets, and except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $250,000 in the aggregate, other than pursuant to Contracts in effect prior to the execution of this Agreement (other than any such Contract that is a Significant Contract but is not listed on Section 5.11 of the Company Disclosure Schedule or a true and correct copy of which was not previously made available to Parent prior to the date hereof);

                    (xx) except as required pursuant to existing written, binding agreements or Benefit Plans in effect prior to the execution of this Agreement and set forth in Sections 5.13 or 7.1(a)(xx) of the Company Disclosure Schedule, or as otherwise required by Law or with respect to new hires below the officer level (except with respect to clause (6) below, which will be applicable to all new hires), (1) enter into any new employment or compensatory agreements with any officer, employee or director of the Company or any of its Subsidiaries (including entering into any bonus, severance, change of control, termination, reduction-in-force or consulting agreement or other employee benefits arrangement or agreement pursuant to which such person has the right to any form of compensation from the Company or any of its Subsidiaries); PROVIDED that, with respect to any new officer that will replace a former officer, the overall compensatory package of such officer is no less favorable (in terms of compensation, severance, duration and other matters) than the former officer whom the new officer will replace; (2) promote any employee, other than promotions on terms that are no more favorable (in terms of compensation, severance, duration and other matters) than the terms upon which any employee previously serving in the applicable capacity was entitled; or (3) increase the compensation or employee benefits of any officer, employee, consultant, or director of the Company or any of its Subsidiaries, except, with respect to employees only, for increases in the ordinary course of business consistent with past practice (including timing of increases); or (4) hire any officer or director, except in connection with the replacement of an officer whose employment has terminated, PROVIDED the overall compensatory package of such officer is no less favorable (in terms of compensation, severance, duration and other matters) than the terminated officer; or (5) adopt or amend any Benefit Plan in any respect that would materially increase the cost of such Benefit

          Plan to the Company, or accelerate vesting or payment under, any Benefit Plan; or (6) agree or commit to provide severance benefits to any newly hired officer, employee or director of the Company or any of its Subsidiaries other than as required by Benefit Plans set forth on
          Section 5.13 of the Company Disclosure Schedules;

                    (xxi) engage in the conduct of any new line of business, other than as expressly permitted by Section 7.1(a)(iii) of the Company Disclosure Schedule (other than any new product or service offerings reflected on the capital expenditure, spending and other budgets);

                    (xxii) manage working capital other than in the ordinary course of business consistent with past practice, including extending the payment of accounts payable, accelerating the collection of accounts receivable; or

                    (xxiii) agree, resolve or commit to do any of the foregoing.

          7.2. ACQUISITION PROPOSALS.

          (a) The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney, consultant or accountant ("REPRESENTATIVES") retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to: (i) a merger, reorganization, share exchange, consolidation or similar transaction involving the Company; (ii) any purchase of any material equity interest in the Company or of any material portion of the assets of the Company and its Subsidiaries, taken as a whole, other than the sale of its products in the ordinary course of business consistent with past practice; (iii) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend;
(iv) the repurchase by the Company or any of its Subsidiaries of any of the outstanding shares of Common Stock; or (v) any combination of the foregoing (any such proposal or offer being hereinafter referred to as an "ACQUISITION PROPOSAL"). The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries' Representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement an Acquisition Proposal; PROVIDED, that nothing contained in this Section 7.2(a) shall prevent the Company or the Company Board from (x) complying with its disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act with regard to an Acquisition Proposal (PROVIDED that neither the Company, the Company Board nor the Committee shall withdraw, modify or qualify the Recommendation or recommend an Acquisition Proposal except as permitted by clause (C) below); and (y) at any time prior to, but not after, the condition set forth in Section 8.1(a) has been satisfied, (A) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal that constitutes or is reasonably likely to lead to a Superior Proposal (as defined below) if the Company receives from the Person so requesting such information an executed confidentiality agreement on customary terms that are substantially similar to those of the Confidentiality Agreement entered into by and between the Company and the Parent, dated June 22, 2005 (the "CONFIDENTIALITY AGREEMENT"), other than with respect to Section 9 of the Confidentiality Agreement; (B) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal that constitutes or is reasonably likely to lead to a Superior Proposal if the Company receives from such Person an executed confidentiality agreement as described in (A) above; or (C) withdrawing, modifying or qualifying the Recommendation and recommending such an unsolicited bona fide written Acquisition Proposal to the stockholders of the Company, in each case, if and only to the extent that, (I) in each such case referred to in clause (A), (B) or (C) above, (x) neither the Company nor its Subsidiaries nor any of their respective Representatives shall have violated any of the restrictions set forth in this Section 7.2(a) in connection with such Acquisition Proposal and (y) the Company Board determines in good faith after consultation with outside legal counsel that taking such action is necessary to comply with the Company directors' fiduciary duties under applicable Law; and
(II) in the case of clause (C), Parent shall have had written notice of the Company Board's intention to take the action referred to in clause (C) at least three business days prior to the taking of such action by the Company Board, and during such three business-day period, the Company and its advisors shall have negotiated in good faith with Parent to make such modifications to this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and the Company Board fully considers any such modifications and nonetheless concludes in good faith that such Acquisition Proposal would constitute a Superior Proposal (it being understood and agreed that any amendment to the consideration or any other material term of a Superior Proposal shall require a new written notice of the Superior Proposal to Parent and a new three-business-day period, PROVIDED that if Parent has previously notified the Company in writing of its refusal to adjust the Merger Consideration and in response to an Acquisition Proposal the Company Board has previously determined that the Acquisition Proposal would constitute a Superior Proposal, then if the third party further increases its consideration, there shall not be required an additional three-business-day period). For purposes of this Agreement, a "SUPERIOR PROPOSAL" shall mean an Acquisition Proposal that involves the acquisition of a majority or more of the outstanding voting securities of the Company or any sale, lease, exchange, transfer, license or acquisition of substantially all of the assets of the Company on terms that the Company Board determines in good faith (w) is reasonably likely to be consummated, in light of all relevant legal, financial, regulatory and other aspects of such Acquisition Proposal, including the identity of the Person making such Acquisition Proposal,
(x) after consultation with its independent financial advisor, would, if consummated, result in a more favorable transaction from a financial point of view than the transaction contemplated by this Agreement (taking into account any new definitive and binding proposals by Parent), (y) after consultation with its independent financial advisor, is made by a Person that has the financial capability (including borrowing capacity or committed financing) to consummate such Acquisition Proposal, and (z) is not subject to any due diligence condition.

          (b) The Company agrees that it will notify Parent promptly and in any event within one business day if an Acquisition Proposal is received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated with, it or any of its Representatives, indicating, in connection with such notice, the material terms and conditions of such Acquisition Proposal, and thereafter shall keep Parent fully informed of any significant changes in the status and terms of any such Acquisition Proposal. The Company agrees that, contemporaneously with furnishing any information to such Person, the Company will furnish such information to Parent (unless Parent has already had access to, or received, such information, in which case the Company will notify Parent that such information has been provided to such Person).

          (c) The Company will, and will cause its Subsidiaries and its and their Representatives to, immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than Parent conducted prior to the date hereof with respect to any Acquisition Proposal.

          7.3. STOCKHOLDER MEETING; PROXY MATERIAL.

          (a) The Company shall duly call and shall use its reasonable best efforts to hold a meeting of its stockholders (the "STOCKHOLDERS' MEETING") for the purpose of obtaining the approval of this Agreement and the Merger by the Company stockholders required to satisfy the conditions set forth in Section 8.1(a) as promptly as practicable. The Company agrees that, unless otherwise required by applicable Law, it shall hold the Stockholders' Meeting prior to its next Annual Meeting. In connection with the Stockholders Meeting, the Company will (i) as promptly as practicable, prepare and file with the SEC the Proxy Materials to the Merger and the other transactions contemplated hereby, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will provide copies of such comments to Parent and Merger Sub promptly upon receipt, (iii) as promptly as reasonably practicable, prepare and file (after Parent and Merger Sub have had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) use its reasonable best efforts to have cleared by the SEC, and will thereafter mail to its stockholders as promptly as reasonably practicable, the Proxy Materials and all other customary proxy or other materials for meetings such as the Stockholders Meeting, (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders any supplement or amendment to the Proxy Materials if any event shall occur which requires such action at any time prior to the Stockholders Meeting and (vi) otherwise comply with all requirements of Law applicable to the Stockholders Meeting and the Merger. The Company will provide Parent and Merger Sub an opportunity to review and comment upon the Proxy Materials , or any amendments or supplements thereto, or any SEC comments received with respect thereto, prior to filing the same with the SEC.

          (b) Subject to the terms of this Agreement, the Recommendation of the Company Board shall be included in the Proxy Materials, and the Company Board shall use reasonable best efforts to take all action to solicit the adoption of this Agreement by the holders of shares of Common Stock. The Company's obligation to call, give notice of, convene and hold the Stockholders' Meeting in accordance with this Section 7.3(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal, or by any change in the Recommendation unless this Agreement is earlier terminated in accordance with Article IX. During the term of this Agreement, the Company shall not submit to the vote of its stockholders any Acquisition Proposal.

          7.4. REASONABLE BEST EFFORTS; COOPERATION.

          (a) Upon the terms and subject to the conditions of this Agreement, each of Parent, Merger Sub and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the transactions contemplated hereby as promptly as practicable including, but not limited to, (i) preparing and filing all forms, registrations and notices required to be filed to consummate the transactions contemplated hereby (including making or causing to be made the filings required under the HSR Act as promptly as practicable) and the taking of such actions as are necessary to obtain any approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity that are necessary for the consummation of the transactions contemplated hereby, (ii) cooperating with the other in connection with the preparation and filing of any such forms, registrations and notices (including, with respect to the party hereto making a filing, providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with obtaining any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, (iii) satisfying the conditions to the consummation of the Merger set forth in Article VIII, and (iv) executing any additional instruments, including the Certificate of Merger, necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement and the applicable provisions of the DGCL, each party hereto agrees to use reasonable best efforts to cause the Effective Time to occur as soon as practicable after the adoption by the stockholders of the Company of the Merger, this Agreement the other transactions contemplated by this Agreement at the Stockholders Meeting. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall use reasonable best efforts to take all such necessary action.

          (b) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Materials or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

          (c) Subject to applicable Law, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications between Parent or the Company, as the case may be, or any of their respective Subsidiaries, and any third party and/or any Governmental Entity with respect to such transactions. The Company shall give prompt notice to Parent of any change, fact or condition, that is reasonably likely to result in a Company Material Adverse Effect or of any failure of any condition to Parent's obligations to effect the Merger, and Parent shall give prompt notice to the Company of any change, fact or condition, that is reasonably likely to result in a failure of any condition to the Company's obligations to effect the Merger. No party hereto shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity with respect to the transactions contemplated hereby without giving the other party hereto prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate. The parties hereto shall consult and cooperate with one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted to any Governmental Entity by or on behalf of any party hereto in connection with the transactions contemplated hereby. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.4 as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 7.4, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and its Subsidiaries.

          (d) The Company shall use its reasonable best efforts to assist and cooperate with Parent and Merger Sub in connection with their efforts to obtain the proceeds of any debt and/or equity financing Parent seeks to replace, in whole or in part, the Acquisition Financing (the "ALTERNATIVE FINANCING"), including, subject to customary confidentiality obligations, providing reasonably required information relating to the Company and its Subsidiaries to the financial institution or other institutions or potential co-investors providing the Alternative Financing; PROVIDED, HOWEVER, that the Company shall not be required to enter into any agreement, make any undertaking, pay any commitment or similar fee or incur any other liability or expense in connection therewith prior to the Effective Time and, in any event, Parent shall indemnify and hold harmless the Company for any and all liabilities of any type or nature in connection with the Company's assistance or cooperation pursuant to this
Section 7.4(d).

          (e) Parent shall not, and shall not permit any of its Subsidiaries or affiliates, to take or agree to take any action, or enter into or agree to enter into any definitive agreement for the acquisition of any business or Person, that is reasonably likely to prevent the consummation of the transactions contemplated hereby or performance of its obligations hereunder.

          7.5. ACCESS. Subject to applicable Laws relating to the sharing of information, upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, afford Parent, and its officers, employees, counsel, accountants, financial advisors and other authorized Representatives, reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts, management and records and, during such period, the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested. At the request of Parent, throughout the period prior to the Effective Time, the Company shall use its reasonable best efforts to obtain waivers from Persons who are parties to Contracts with the Company or its Subsidiaries that contain confidentiality provisions in order for Parent to be provided reasonable access to such Contracts. Without limiting the foregoing, the Company shall keep Parent apprised on a current basis of the status of and developments relating to all material litigation and regulatory matters.

          7.6. PUBLIC ANNOUNCEMENTS. The initial press release regarding the Merger shall be a joint press release mutually agreed upon, and thereafter Parent and the Company shall not issue any such press release or make any such public statement without the prior written consent of the other party, except as may be required by applicable Law or by obligations pursuant to any listing agreement with NASDAQ, in which case the parties must consult with each other prior to such release or public statement to the extent practicable.

          7.7. EMPLOYEE BENEFITS.

          (a) Parent agrees that it shall cause the Surviving Corporation to honor each Benefit Plan identified in Section 5.13 of the Company Disclosure
Schedule in accordance with its terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be permitted by such terms. For a period from the Effective Time through at least one year from Closing, Parent shall provide, or shall cause to be provided, to those individuals who as of the Effective Time were employees (other than employees subject to collective bargaining agreements) of the Company and its Subsidiaries (the "AFFECTED EMPLOYEES") compensation and benefits that are substantially similar, in the aggregate, to those provided to the Affected Employees immediately before the Effective Time; PROVIDED, HOWEVER, that the foregoing shall not apply to any equity based or referenced compensation or awards, bonus or similar incentive compensation or to changes instituted across the board or a particular employment level or to officers. Notwithstanding the foregoing, nothing contained herein shall obligate Parent, the Surviving Corporation or any of their affiliates to maintain any particular Benefit Plan or retain the employment of any Affected Employee.

          (b) Each Affected Employee shall receive credit for his or her service with the Company and its Subsidiaries (and their respective predecessors) before the Effective Time under the employee benefit plans of Parent and its affiliates (other than the Company and its Subsidiaries) providing benefits to any Affected Employees after the Effective Time (the "NEW PLANS") for purposes of eligibility, vesting and benefit accrual (but not for purposes of benefit accrual under "final average pay" defined benefit pension plans) to the same extent as such Affected Employee was entitled, before the Effective Time, to credit for such service under any comparable Benefit Plans (except to the extent such credit would result in a duplication of accrual of benefits). In addition, and without limiting the generality of the foregoing: (i) at the Effective Time, each Affected Employee immediately shall be eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar or comparable Company Benefit Plans in which such Affected Employee participated immediately before the Effective Time (such plans, collectively, the "OLD PLANS"); (ii) for purposes of each New Plan providing welfare benefits to any Affected Employee, Parent shall cause all pre-existing condition exclusions of such New Plan to be waived for such Affected Employee and his or her covered dependents to the extent such pre-existing condition exclusions were inapplicable to or had been satisfied by such Affected Employee and his or her covered dependants immediately prior to the Effective Time under the relevant Old Plan; and (iii) each Affected Employee and their eligible dependents shall receive credit for the plan year in which the Effective Time (or commencement of participation in a New Plan) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or the date of commencement of participation in a New Plan).

          (c) Without limiting the generality of Section 10.9, nothing herein expressed or implied shall confer upon any current or former employee of the Company or any of its Subsidiaries or upon any representative of any such person, or upon any collective bargaining agent, any rights or remedies, including any third party beneficiary rights or any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

          7.8. INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

          (a) The indemnification, advancement and exculpation provisions of the Company's Amended and Restated Certificate of Incorporation, the Company's Amended and Restated By-Laws and those certain Indemnification Agreements by and among the Company and its directors and certain executive officers, as in effect at the date hereof shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers or employees of the Company.

          (b) The Surviving Corporation shall and Parent shall cause the Surviving Corporation to maintain the Company's and its Subsidiaries' existing directors' and officers' liability insurance ("D&O INSURANCE") (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) covering each Person covered as of the Effective Time by the Company's officers' and directors' liability insurance policy (each such Person, an "INDEMNIFIED PARTY") on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof for a period of six years after the Effective Time; PROVIDED, HOWEVER, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the current annual premium paid by the Company for such insurance (such 200% amount, the "MAXIMUM ANNUAL PREMIUM"); PROVIDED, FURTHER, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. In addition, the Company may and, at Parent's request, the Company will, purchase a six-year "tail" prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Persons than the existing directors' and officers' liability insurance maintained by the Company; PROVIDED, that the amount paid by the Company shall not exceed the Maximum Tail Premium (as defined below), and if the cost for such "tail" prepaid policies exceeds the Maximum Tail Premium, then the Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Tail Premium. If such "tail" prepaid policies have been obtained by the Company prior to the Closing, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations under this Section 7.9(b) shall terminate.

          (c) The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives.

          (d) From and after the Effective Time, Parent shall guarantee the performance by the Company of its obligations set forth in this Section 7.8.

          7.9. TAKEOVER STATUTES. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and the Company Board (or the Committee or any other appropriate committee of the Company Board) shall grant all approvals and use their reasonable best efforts to take all actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on such transactions.

          7.10. VOTING OF SHARES AT STOCKHOLDERS MEETING. Parent will, and will cause the other Parent Companies and their affiliates, to vote all shares of Common Stock owned by each of them in favor of adopting this Agreement and the transactions contemplated hereby, including the Merger, at the Stockholders Meeting.

                                  ARTICLE VIII

                                   CONDITIONS

          8.1. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY, PARENT AND MERGER SUB TO EFFECT THE MERGER. The respective obligation of each of the Company, Parent and Merger Sub to effect the Merger is subject to the satisfaction or waiver by the Company, Parent and Merger Sub at or prior to the Closing of each of the following conditions:

          (a) STOCKHOLDER APPROVAL. This Agreement and the transactions contemplated hereby, including the Merger, shall have been duly adopted by holders of shares of Common Stock constituting the Company Requisite Vote in accordance with applicable Law and the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws.

          (b) REGULATORY CONSENTS. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and (ii) all other governmental consents required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries shall have been obtained, other than those which the failure to obtain would not, individually or in the aggregate, (A) have a Company Material Adverse Effect or (B) result in a criminal violation.

          (c) NO INJUNCTION. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, determination, decree, injunction or other order that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an "INJUNCTION").

          8.2. CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. (i) The representations and warranties of the Company set forth in this Agreement shall be true and correct
(A) on the date of this Agreement and (B) on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); PROVIDED, HOWEVER, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.2(a)(i) shall be deemed to have been satisfied even if one or more of the applicable representations and warranties of the Company are not true and correct unless the failure of such representations and warranties of the Company to be true and correct (read for purposes of this Section 8.2(a)(i) only without any materiality or Company Material Adverse Effect qualification), individually or in the aggregate, has had a Company Material Adverse Effect (but not including the representation and warranty set forth in Section 5.2(a), which shall be true and correct in all but DE MINIMIS respects and taking into account the exercise of Company Options and Company Warrants described in Section 5.2(b) of the Company Disclosure Schedule or issued and/or exercised as permitted by Section 7.1(a)), and (ii) Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the condition set forth in this Section 8.2(a)(i) has been satisfied.

          (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the condition set forth in this Section 8.2(b) has been satisfied.

          (c) NET CASH. The Company Net Cash shall not be less than $98,000,000 (Ninety Eight Million Dollars). The Company shall have provided to Parent by the date two business days prior to the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company setting forth the Company Net Cash.

          (d) NO PROCEEDINGS. There shall be no Action pending or threatened by any Governmental Entity that seeks to enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

          (e) MATERIAL ADVERSE CHANGE. As of the Closing Date, a Company Material Adverse Effect shall not have occurred since the date hereof.

          8.3. CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects (A) on the date of this Agreement and (B) on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (ii) the Company shall have received at the Closing a certificate signed on behalf of each of Parent and Merger Sub by a senior executive officer of each to the effect that the condition set forth in this
Section 8.3(a) has been satisfied.

          (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND MERGER SUB. Each of Parent and Merger Sub shall have performed in all material respects all agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by a senior executive officer of each to the effect that the condition set forth in this
Section 8.3(b) has been satisfied.

          8.4. FRUSTRATION OF CLOSING CONDITIONS. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 8.1,
8.2 or 8.3, as the case may be, to be satisfied if such failure was caused by such party's failure to perform any of its obligations under this Agreement, and in such case any so affected condition shall be deemed satisfied.

                                   ARTICLE IX

                                   TERMINATION

          9.1. TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption by the stockholders of the Company referred to in
Section 8.1(a), by mutual written consent of the Company, by action of the Company Board (approved by the Committee) and Parent, by action of its Board of Directors.

          9.2. TERMINATION BY EITHER PARENT OR THE COMPANY. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent, by action of its Board of Directors or by the Company, by action of the Company Board (approved by the Committee) if (a) the Merger shall not have been consummated by January 31, 2006 (the "TERMINATION DATE"), (b) the adoption by the Company's stockholders contemplated by Section 8.1(a) shall not have been obtained at the Stockholders Meeting (after giving effect to all adjournments or postponements thereof), or (c) any Injunction permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; PROVIDED, that the right to terminate this Agreement pursuant to Section 9.2(a) or Section 9.2(c) shall not be available to any party if the circumstances described in Section 9.2(a) or Section 9.2(c) were caused by such party's material breach of its obligations under this Agreement.

          9.3. TERMINATION BY THE COMPANY. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Company Board (or the Committee by the power and authority delegated to it) (a) if the Company elects to enter into a binding agreement with respect to a Superior Proposal pursuant to and in compliance with Section 7.2(a) and simultaneous with such termination, the Company pays the Termination Fee to Parent required pursuant to Section 9.5(b), or (b) if there has been a breach of any representations, warranties, covenants or agreements made by Parent or Merger Sub in this Agreement, or any such representations and warranties shall have become untrue or incorrect after the execution of this Agreement, such that
(i) the condition set forth in either Section 8.3(a) or 8.3(b) would not be satisfied and (ii) such breach or failure to be true and correct is not cured by the date 30 calendar days after the occurrence of such breach or failure to be true and correct or is not curable within such time.

          9.4. TERMINATION BY PARENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of Parent (a) if the Company Board or the Committee shall have withdrawn, qualified or modified the Recommendation in a manner adverse to Parent, (b) if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue or incorrect after the execution of this Agreement, such that (i) the condition set forth in either Section 8.2(a) or 8.2(b) would not be satisfied and (ii) such breach or failure to be true and correct is not cured by the date 30 calendar days after the occurrence of such breach or failure to be true and correct or is not curable within such time, or
(c) if, by the Termination Date, the Stockholders Meeting shall have not been held, or the vote of the Company's stockholders contemplated by Section 7.3 of this Agreement has not been taken.

          9.5. EFFECT OF TERMINATION AND ABANDONMENT; TERMINATION FEE.

          (a) In the event of a termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement (other than the obligations pursuant to this Section 9.5, if applicable) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); PROVIDED, HOWEVER, that, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.

          (b) The Company shall pay the Parent, by wire transfer of immediately available funds, $6,000,000 (Six Million Dollars) (the "TERMINATION FEE") as follows (PROVIDED, HOWEVER, that any Termination Fee shall be net of any amounts previously paid under Section 9.5(c)):

          (i) if Parent shall terminate this Agreement pursuant to Section 9.4(a), then the Company shall pay the Termination Fee on the business day immediately following such termination;

          (ii) if (A) either party shall terminate this Agreement pursuant to
Section 9.2(a) or Section 9.2(b), or if Parent terminates this Agreement pursuant to Section 9.4(c), and (B) at any time after the date of this Agreement and at or before the date of the Stockholders Meeting (or any adjournment or postponement thereof) (in the case of termination pursuant to Section 9.2(b)) or the Termination Date (in the case of Sections 9.2(a) and 9.4(c)), (1) any Person actively makes a non-exempt "solicitation" under Rule 14a-1(l) of the Exchange Act in opposition to the adoption of this Agreement by the stockholders of the Company (a "HOSTILE SOLICITATION"), or (2) an Acquisition Proposal with respect to the Company, in the case of clause (B)(1) and (B)(2) shall have been made public and not have been definitively withdrawn or abandoned at least five business days prior to the time of the Stockholders Meeting (or any adjournment thereof) or the Termination Date, as applicable, and (C) within 12 months from the date of such termination, the Company enters into an agreement providing for an Acquisition

Proposal (an "ALTERNATIVE TRANSACTION") or an Alternative Transaction is consummated within such 12 month period, then the Company shall pay the Termination Fee concurrently with the consummation of such Alternative Transaction (PROVIDED, HOWEVER, (X) in the event that clause (B)(1) is applicable and (B)(2) is not applicable, then the Termination Fee shall be $4,000,000 (Four Million Dollars) and (Y) in no event shall any Termination Fee be paid or payable if this Agreement is terminated pursuant to Section 9.2(b) and Parent or any of its Subsidiaries makes any public statement with the purpose of causing, or which is reasonably likely to effect, the failure of the condition set forth Section 8.1(a)); and

          (iii) if the Company shall terminate this Agreement pursuant to
Section 9.3(a), then the Company shall pay the Termination Fee simultaneous with such termination as specified in Section 9.3(a).

          For the purposes of this Section 9.5(b), the term Acquisition Proposal shall have the meaning assigned to such term in Section 7.2(a), except that the reference to "any equity interest" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "an equity interest representing a greater than fifty percent (50%) interest."

          (c) In the event this Agreement is terminated by the Company or the Parent pursuant to Sections 9.2(a), 9.2(b), 9.4(b) or 9.4(c), the Company shall reimburse Parent, if the Agreement is terminated by the Company, at or prior to such termination, and if the Agreement is terminated by the Parent, promptly upon demand, but in no event later than two business days after the date of such demand and presentation of reasonable documentation, by wire transfer of same day funds, for all reasonable, documented out-of-pocket fees and expenses, incurred or paid by or on behalf of Parent in connection with the transactions contemplated by this Agreement, including all reasonable out-of-pocket fees and expenses of counsel, accountants, experts, debt providers and consultants to Parent, up to $2,000,000 (Two Million Dollars) (PROVIDED, HOWEVER, that any amounts payable under this Section 9.5(c) shall be net of any amounts previously paid by the Company on account of such fees and expenses).

                                   ARTICLE X

                            MISCELLANEOUS AND GENERAL

          10.1. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND AGREEMENTS. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, except as set forth in Section 9.5 hereof, the termination of this Agreement pursuant to the terms hereof. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

          10.2. MODIFICATION OR AMENDMENT. Subject to the provisions of applicable Law, at any time prior to the Effective Time, (i) this Agreement may be amended, modified or supplemented only in writing executed by each of the parties hereto by action of the Board of Directors of each such party (in the case of the Company, approved by the Committee), and (ii) any provisions herein may be waived only in writing executed by the party or parties against whom such waiver is asserted by action of such party or parties' Board of Directors (in the case of the Company, approved by the Committee).

          10.3. WAIVER OF CONDITIONS. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law, in such party's sole discretion.

          10.4. DEFINITIONS. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

          10.5. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Facsimile signatures on this Agreement shall be deemed to be original signatures for all purposes.

          10.6. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

          (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereto hereby irrevocably submit exclusively to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties for purposes of the foregoing.

          (b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii)

EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

          10.7. NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, facsimile, email or by overnight courier:

            If to Parent or Merger Sub:

            Ranger Holdco, Inc.,
            c/o Vector Capital Corporation
            456 Montgomery St., 19th Floor
            Attention:  Christopher Nicholson
            Facsimile:  (415) 293-5100
            Email:      cnicholson@vectorcapital.com

            with a copy, which will not constitute notice, to:

            O'Melveny & Myers LLP
            Embarcadero Center West
            275 Battery Street, Suite 2600
            San Francisco, California 94111
            Attention:  Michael J. Kennedy, Esq./Steve L. Camahort, Esq.
            Facsimile:  (415) 984-8701
            Email:      MJKENNEDY@OMM.COM/scamahort@omm.com

            If to the Company:

            Register.com, Inc.
            575 Eighth Avenue
            8th Floor
            New York, New York 10018
            Attention:  Roni Jacobson, Esq.
            Facsimile:  (212) 629-9309
            Email:      rjacobson@register.com

            with a copy, which will not constitute notice, to:

            Wachtell, Lipton, Rosen & Katz
            51 West 52nd Street
            New York, New York  10019
            Attention:  Trevor S. Norwitz, Esq./Andrew J. Nussbaum, Esq.
            Facsimile:  (212) 403-2000
            Email:      tsnorwitz@wlrk.com/ajnussbaum@wlrk.com
            and to:

            Kronish Lieb Weiner & Hellman LLP
            1114 Avenue of the Americas
            New York, New York 10036
            Attention:  Scott L. Kaufman, Esq.
            Facsimile:  (212) 479-6275
            Email:      skaufman@kronishlieb.com

or to such other persons or addresses as may be designated in writing by the Person to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email (PROVIDED that if given by facsimile or email such notice, request, instruction or other document shall be followed up within one business day by delivery pursuant to one of the other methods described herein); or on the next business day after deposit with an internationally recognized overnight courier, if sent by such a courier.

          10.8. ENTIRE AGREEMENT. This Agreement, together with the schedules and Annexes hereto, and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          10.9. NO THIRD PARTY BENEFICIARIES. As expressly set forth in Section
7.9 (Indemnification; Directors' and Officers' Insurance) of this Agreement, this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder.

          10.10. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable the remaining provisions hereof, shall, subject to the following sentence, remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

          10.11. INTERPRETATION; ABSENCE OF PRESUMPTION.

          (a) For the purposes hereof: (1) words in the singular shall be held to include the plural and VICE VERSA and words of one gender shall be held to include the other gender as the context requires; (2) the terms "HEREOF", "HEREIN", and "HEREWITH" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the schedules and annexes hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule, and Annex references are to the Articles, Sections, paragraphs, Schedules and Annexes to this Agreement unless otherwise specified; (3) the word "INCLUDING" and words of similar import when used in this Agreement shall mean "INCLUDING WITHOUT LIMITATION" unless the context otherwise requires or unless otherwise specified; (4) the word "OR" shall not be exclusive; (5) the term "COMPANY NET CASH " shall mean the sum of
(A) cash, cash equivalents, restricted cash balances, short-term investments and marketable securities - noncurrent (defined in a manner consistent with the Company's financial statements contained in the Company Reports) of the Company, including accrued but unpaid interest income through the date three business days prior to the Closing (the "CASH DETERMINATION DATE "); PLUS (B) the prepaid estimated Tax payments made by the Company in the ordinary course from June 30, 2005 to the Cash Determination Date; PLUS (C) that portion of cash paid or payable by the Company in connection with the leasehold improvements reimbursements in connection with that certain Lease Amending Agreement, dated May 26, 2005, by and between Yarmouth Area Industrial Commission and RCOM Canada, Corp. (but no more than $125,000); PLUS (D) any amounts paid or payable by the Company in connection with Section 7.4(d); MINUS (E) indebtedness for money borrowed (for the avoidance of doubt, indebtedness for money borrowed shall not include accounts payable and accrued liabilities or deferred revenue (defined in a manner consistent with the Company's financial statements contained in the Company Reports)) of the Company or accrued but unpaid fees and expenses to the Persons listed on Section 10.12 of the Company Disclosure Schedule or with respect to any unpaid tail premium to be paid under Section 7.8(b); (6) provisions shall apply, when appropriate, to successive events and transactions; and (7) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.

          (b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

          10.12. EXPENSES. Except as otherwise provided in Section 9.4 or
Section 9.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense; PROVIDED, HOWEVER, in the event that the Merger is to be consummated, the Company shall not pay in excess of $7,200,000 (Seven Million Two Hundred Thousand) (the "EXPENSE CAP") in connection with the transactions contemplated by this Agreement with respect to the matters set forth on Section
10.12 of the Company Disclosure Schedule. The Maximum Tail Premium shall equal $2,300,000 (Two Million Three Hundred Thousand) PLUS the amount, if any, by which the Expense Cap exceeds the aggregate amount paid or payable by the Company with respect to the other matters set forth on Section 10.12 of the Company Disclosure Schedules. All costs and expenses disclosed on Schedule 10.12 of the Company Disclosure Schedule shall be paid by the Company on the Closing Date. No later than one business day prior to the Closing Date, the Company shall deliver to Parent pay-off letters or final invoices for the matters disclosed in Section 10.12 of the Company Disclosure Schedule. The pay-off letters or final invoices shall provide that the amounts set forth therein represent payment in full for all fees and expenses payable by the Company to the Persons listed on Section 10.12 of the Company Disclosure Schedule in connection with the transactions contemplated by this Agreement.

          10.13. ASSIGNMENT. This Agreement shall not be assignable by any party hereto. The foregoing notwithstanding, each of Parent and Merger Sub may assign its rights and interests (i) to any of its affiliates of any affiliates of Parent's majority stockholder, whereupon all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties with respect to such other Subsidiary as of the date of such designation or (ii) without the Company's consent, for collateral security purposes, to any lender providing financing to Parent's majority stockholder, Parent, Merger Sub or any of their affiliates; PROVIDED, HOWEVER, in each case of clauses (i) and (ii), any such assignment shall not relieve Parent or Merger Sub, as the case may be, of their respective obligations hereunder. Any purported assignment in violation of this Agreement will be void AB INITIO.







                  [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

            IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                    REGISTER.COM, INC.

                                    By:   /s/ David Moore
                                       ____________________________________
                                       Name:  David Moore
                                       Title: Interim Chief Executive Officer



                                    RANGER HOLDCO, INC.

                                    By:   /s/ Alex R. Slusky
                                       ____________________________________
                                       Name:  Alex R. Slusky
                                       Title: President & CEO


                                    RANGER MERGERCO, INC.


                                    By:   /s/ Alex R. Slusky
                                       ____________________________________
                                       Name:  Alex R. Slusky
                                       Title: President & CEO

                                                                         ANNEX A

                                DEFINED TERMS


TERMS                                                                    SECTION


Acquisition Proposal........................................................7.2.
Action.....................................................................5.10.
Affected Employees..........................................................7.7.
Agreement...............................................................Preamble
Alternative Transaction.....................................................9.5.
Audit Date..................................................................5.7.
Benefit Plans..............................................................5.13.
By-Laws.....................................................................2.2.
Cash Determination Date...................................................10.11.
Certificate.................................................................4.1.
Certificate of Merger.......................................................1.3.
Charter.....................................................................2.1.
Closing.....................................................................1.2.
Closing Date................................................................1.2.
Committee...................................................................5.3.
Company.................................................................Preamble
Company Disclosure Schedule............................................Article V
Company Material Adverse Effect.............................................5.1.
Company Net Cash..........................................................10.11.
Company Option..............................................................4.5.
Company Reports.............................................................5.7.
Company Requisite Vote......................................................5.3.
Company Rights..............................................................5.2.
Company Warrants............................................................4.5.
Computer Software..........................................................5.14.
Confidentiality Agreement...................................................7.2.
Contract....................................................................5.4.
D&O Insurance...............................................................7.8.
DGCL........................................................................1.1.
Dissenting Shares...........................................................4.1.
Dissenting Stockholders.....................................................4.1.
Effective Time..............................................................1.3.
ERISA......................................................................5.13.
Exchange Act................................................................5.4.
Exchange Fund...............................................................4.2.
Excluded Common Share.......................................................4.1.
Excluded Common Shares......................................................4.1.
GAAP........................................................................5.7.
Governmental Entity.........................................................5.4.
Hostile Solicitation........................................................9.5.
HSR Act.....................................................................5.4.

Indemnified Party...........................................................7.8.
Injunction..................................................................8.1.
Intellectual Property......................................................5.14.
IT Assets..................................................................5.14.
Law.........................................................................5.4.
Licensed-In Intellectual Property..........................................5.14.
Lien........................................................................5.2.
Material Licenses...........................................................5.5.
Maximum Annual Premium......................................................7.8.
Merger Consideration........................................................4.1.
Merger Sub..............................................................Preamble
New Plans...................................................................7.7.
Old Plans...................................................................7.7.
Owned Intellectual Property................................................5.14.
Parent..................................................................Preamble
Paying Agent................................................................4.2.
Person......................................................................4.2.
Preferred Stock.............................................................5.2.
Proxy Materials............................................................5.12.
Recommendation..............................................................5.3.
Representatives.............................................................7.2.
Rights Agreement............................................................5.2.
SEC.........................................................................5.7.
Significant Contracts......................................................5.11.
SOX.........................................................................5.7.
Stockholders' Meeting.......................................................7.3.
Subsidiary..................................................................5.1.
Surviving Corporation.......................................................1.1.
Takeover Statute...........................................................5.16.
Tax........................................................................5.15.
Taxes......................................................................5.15.
Termination Date............................................................9.2.
Termination Fee.............................................................9.5.


                                      A-2